Exhibit 99.1

NEWS RELEASE

August 14, 2006

Contact:

Sam Reinkensmeyer	Joseph Diaz, Jr.
Chief Financial Officer	Lytham Partners, LLC
CNS, Inc.	(602) 889-9700
(952) 229-1500	diaz@lythampartners.com
sreinkensmeyer@cns.com
Nasdaq Symbol: CNXS

Breathe Right® Nasal Strip Patent Unchanged Following Patent Office Re-examination

MINNEAPOLIS, August 14 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right Company, today announced that the U.S. Patent and Trademark Office has completed its re-examination and published the certificate for U.S. Patent Number 6,318,362. The re-examination certificate was granted without any changes to the original claims of the '362 patent, one of several key patents covering the design of the Breathe Right® nasal strip. The re-examination by the U.S. Patent Office was performed at the request of the defendant in a patent infringement suit initiated by CNS.

“We are pleased by the timely completion of the re-examination of the ‘362 patent,” said Marti Morfitt, president and chief executive officer of CNS, Inc. “Breathe Right nasal strips are an effective and very successful product line which attracts companies that attempt to infringe upon our patented technologies. We will continue to aggressively enforce and defend our patent rights, and will use the reissued ‘362 patent to prosecute legal proceedings against infringing companies,” said Morfitt.

About CNS, Inc.

CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the statements contained in this news release contain forward-looking statements that are subject to certain business risks, including those risks described in the Company's Annual Report on Form 10-K for the year ended March 31, 2006, as well as other filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.